                                                              EXHIBIT (6)(6)(vi)


                          EMPLOYEE'S OPTION AGREEMENT

THIS AGREEMENT IS MADE AS OF THE 22ND DAY OF AUGUST, 1997 (THE "AGREEMENT
DATE").


BETWEEN:

          GLOBAL ELECTION SYSTEMS INC. a company duly incorporated under the laws of the Province of British Columbia, having a place of business at 1562 Rand Avenue, Vancouver, British Columbia, V6P 3G2;

          (the "Company")

AND:

          ROBERT UROSEVICH of 1611 Wilmeth, McKinney, Texas 75069-8250;

          (the "Employee")

WHEREAS the Company would like to grant to the Employee an option to purchase common shares of the Company on the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and of the covenants and agreements herein contained the parties hereto covenant and agree (the "Agreement") as follows:

1. From and including the Agreement Date through to and including August 22, 2002 (the "Termination Date"), the Employee shall have and be entitled to and the Company hereby grants to the Employee an option (the "Option") to purchase all or any portion of 120,000 common shares without par value in the capital stock of the Company from treasury at the price of $1.25 per share.

2. Subject to the terms of this Agreement, the right to take up shares pursuant to the Option is exercisable by the Employee giving notice in writing to the Company accompanied by a cheque, certified if so required by the Company, in favour of the Company for the full amount of the purchase price of the shares then being purchased. Provided such written notice and payment are received by the Company prior to 5:00 p.m. local time on the Termination Date at its address first above written, the Company covenants and agrees to issue and deliver to the Employee, forthwith thereafter, a share certificate for the number of shares so purchased in the registered Employee's name.

3. This is an Option only and does not impose upon the Employee any obligation to take up and pay for any of the shares under Option.

4. The Option shall not be assignable or transferable by the Employee otherwise than by Will or the law of intestacy and the Option may be exercised during the lifetime of the Employee only by the Employee himself or herself, as the case may be.

5. This Option shall terminate 30 days after the Employee ceases to be an employee of the Company save and except where the Employee ceases to be an employee of the Company as a result of:

    (a)   termination for cause; or

    (b) by order of either of the Executive Directors for British Columbia or Ontario, B.C. Securities Commission, Ontario Securities Commission, Toronto Stock Exchange or any securities regulatory body having jurisdiction to so order, in which case the Option shall terminate on the date the Employee ceases to be an employee of the Company.

6. If the Employee should die while still an employee of the Company, the Option may then be exercised by the Employee's legal heirs or personal representatives to the same extent as if the Employee were alive and an employee of the Company for a period of one year after the Employee's death but only for such shares as the Employee was entitled to purchase pursuant to the Option at the date of the Employee's death.

7. This Agreement and any amendments hereto are subject to the acceptance of the Toronto Stock Exchange and, if the Employee is an insider (as that term is defined in the Ontario Securities Act) of the Company, to the approval of the members of the Company. In the event acceptance by the Toronto Stock Exchange of this Agreement is not obtained within 60 days of the Agreement Date, this Agreement shall be null and void and of no further force and effect.

8. In the event of any subdivision, consolidation or other change in the share capital of the Company while any portion of the Option is outstanding, the number of shares under option to the Employee and the exercise price thereof shall be adjusted in accordance with such subdivision, consolidation or other change in the share capital of the Company.

9. In the event that the Company undertakes an amalgamation, merger, reorganization or other arrangement while any portion of the Option is outstanding, the number of shares under option to the Employee and the exercise price thereof shall be adjusted in accordance with such amalgamation, merger, reorganization or other arrangement.

10. The Company hereby covenants and agrees to and with the Employee that it will reserve in its treasury sufficient shares to permit the issuance and allotment of shares to the Employee in the event the Employee exercises the Option.

11. The Company hereby represents that as of the Agreement Date the Employee is a bona fide employee of either the Company, a subsidiary of the Company or a management company providing services to the Company (other than investor relations).

IN WITNESS WHEREOF the parties have hereunto caused these presents to be executed effective as of the day and year first above written.


THE CORPORATE SEAL of GLOBAL             )
ELECTION SYSTEMS, INC. was hereunto      )
affixed in the presence of:              )
                                         )
/s/ HOWARD [ILLEGIBLE]                   )
---------------------------------------  )                           c/s
                                         )
PRESIDENT                                )
---------------------------------------


SIGNED, SEALED & DELIVERED               )
by ROBERT UROSEVICH in the presence of:  )
                                         )
/s/ SUSAN MARTIN                         )
--------------------------------------   )
Signature of Witness                     )
                                         )              /s/ ROBERT UROSEVICH
Name:       Susan Martin                 )            -------------------------
      --------------------------------   )            ROBERT UROSEVICH
Address:    PO Box 139                   )
        ------------------------------   )
            Farmersville, TX 75442       )
--------------------------------------   )
Occupation:   Adm Asst                   )
           ---------------------------   )


                                     - 3 -